EXHIBIT 99.1

General Metals Announces Independence Claims Acquisition

RENO, NV. May 8, 2014 --- General Metals Corporation (OTCQB: GNMT): (www.generalmetalscorporation.com) (the ”Company”) announced today that its subsidiary General Gold Corporation has reached an agreement with Independence Gold-Silver Mines, Inc. (“IGS”), of Seattle, Washington to exercise its claim purchase option granted under the mining lease between the parties. The mining lease called for a $3 million payment to purchase the claims and payment of a royalty of 1.875% on any and all mineral production from the property.  The Company and ISG renegotiated the terms of the claim purchase option whereby the Company acquires 100% of the mining claims known as the Wilson-Independence Mine, located near Battle Mountain, Nevada. The Company will pay IGS a total of $625,000 in two payments and will issue Company shares and warrants to IGS and will reduce IGS’ mineral royalty, currently at 5%, to 2.125%. The initial payment to IGS of $275,000 along with $150,000 in deferred advanced minimum royalty payments was made on April 25, 2014.  The balance, $350,000, is due no later than August 23, 2014. The Company issued 15,169,137 common shares of the Company to IGS to bring their holdings in the Company to a total of 4.995% of the outstanding shares.  Additionally, IGS will receive warrants to acquire a further 7.5 million shares of the Company’s common stock at a price equivalent to the Volume Weighted Average Price for the 20 trading days beginning May 15, 2014.  These warrants expire in three years and cannot be exercised before August 23, 2014 and carry a provision that the exercise thereof will require ISG to file with the Security and Exchange Commission

“With the initial tranche of investment from the Joint Venture announced last week we were able to complete this very important development in the progress of the Company”, noted Company President and CEO Daniel J. Forbush. “By partnering with Independence Gold-Silver Mines Inc. in this way, we were able to ensure that the claims will remain in the control of the Company indefinitely.  The annual holding cost to the company for these claims is significantly reduced allowing for more investment directly into the project.  Together we were able to ensure that Independence’s royalty will be secure a this very favorable rate to Independence and at the same lower the royalty burden on the property to a level more in line with those projects that are currently getting funding in the markets.  General Metals is now better positioned to raise any money needed to build the production facility as a result.  By establishing ownership of these claims along with the Joint Venture with Compass Holdings, LLC which we announced last week we have greatly reduced the risk the Company faces going forward.”

Brian Nordwall, President of Independence Gold-Silver Mines, Inc., stated: “We have now fully aligned our interests with those of General Metals. We have an important stake in General Metals and we have a great deal of confidence that Dan and his team can move effectively to bring the property into production and bring significant royalty payments to our company for the benefit of all stakeholders.”  Mr. Nordwall continued, “This agreement reflects Independence’s judgment that a large mine is in the future, justifying exchanging some short term benefit for a larger share of the mines future.”

About General Metals Corporation General Metals Corporation (OTCQB: GNMT.OB); www.nevada-goldmine.com, is an aggressive junior mining exploration and development company, based in Reno, Nevada. The company is actively pursuing the re-opening of its Wison-Independence gold and silver mining project strategically located in the prolific Battle Mountain Mining District of Nevada.

Qualified Person and NI 43-101 Disclosure
Information respecting resource estimates is based on an independent technical report entitled “Technical Report of the Independence Gold and Silver Project, Battle Mountain Mining District, Lander County, Nevada USA” dated June 27, 2011 and prepared for General Metals by James Ashton, P.E. and Sam G. Nunnemaker, R.P.Geo in accordance with the form requirements of National Instrument 43-101. A copy of the report is available on the General Metals website.

Cautionary Note to U.S. Investors - The U.S. Securities and Exchange Commission permits U. S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this presentation, such as "measured", "indicated", and "inferred" "resources", which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in General Metal's form 10-K, which may be secured from General Metals or the SEC website at: http://www.sec.gov.

Notice Regarding Forward-Looking Statements This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and in Canadian securities legislation. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

For further information, please contact:

Wayne Meyerson Investor Relations General Metals Corporation 1155 West Fourth Street, Suite 210 Reno, NV 89503 wayne@gnmtlive.com 775.583.4636 office